Exhibit j.1

MACC PRIVATE EQUITIES INC.
MORAMERICA CAPITAL CORPORATION
101 Second Street S.E., Suite 800
Cedar Rapids, Iowa 52401

September 1, 2007

SAFEKEEPING AGREEMENT
(Pursuant to Rule 17F-2)

Cedar Rapids Bank & Trust
500 1st Ave. NE,
Suite 100
Cedar Rapids, IA  52401

Ladies and Gentlemen:

This letter will confirm our agreement with respect to our designation of Cedar Rapids Bank & Trust (the “Bank”) as the safekeeping agent for the securities and similar investments of MACC Private Equities Inc. and MorAmerica Capital Corporation (the “Corporations”).

The Bank has been duly designated and appointed by the Boards of the Directors of the Corporations as the safekeeping agent for the Corporations’ securities and similar investments pursuant to the Investment Company Act of 1940 and the rules and regulations of the Securities and Exchange Commission thereunder.

The securities and similar investments of the Corporations shall be deposited in the safekeeping of, or in a vault or other depository maintained by, the Bank, and the securities and similar investments so deposited shall be physically segregated at all times from those of any other persons, firms or corporations.

Any two of the following officers (not to exceed five in number), to wit, the President, Vice President, and Assistant Secretary of the Corporations are authorized and permitted to have access to the securities and similar investments so deposited, and such access to such securities and similar investments so deposited shall be had only by two or more of such persons jointly, one of which shall be an officer.

Access to such securities and similar investments shall be permitted to the properly authorized officers and employees of the Bank.  Access to such securities and similar investments shall be permitted, jointly with any two of the above designated officers of the Corporations or with any officer or employee of the Bank, to the Corporations’ independent public accountant for the purpose of the examination of the Corporations' securities and similar investments required by the rules and regulations of the Securities and Exchange Commission.

Such securities and similar investments shall at all times be subject to inspection by the Securities and Exchange Commission through its authorized employees or agents, accompanied, unless otherwise directed by order of the Commission, by one or more of the designated officers of the Corporations, or one or more of the officers or employees of the Bank.

Each person when depositing such securities or similar investments in, or withdrawing them from, the Bank, or when ordering their withdrawal or delivery from the safekeeping of the Bank, shall sign a notation in duplicate in respect to such deposit, withdrawal or order which shall show (1) the date and time of deposit, withdrawal or order, (2) the title and amount of the securities or similar investments deposited, withdrawn or ordered to be withdrawn, and an identification thereof by a certificate number or otherwise, (3) the manner of acquisition of the securities or similar investments deposited, or the purpose for which they have been withdrawn or ordered to be withdrawn and (4) if withdrawn and delivered to any other person, the name of such person.  A copy of such notation shall be transmitted promptly by the Bank to the Chairman of the Audit Committee of the Boards of Directors of the Corporations.  Such notation shall be on serially-numbered forms and shall be preserved for at least one year.

Such securities and similar investments shall be verified by complete examination of an independent public accountant to be retained by the Corporations at least three times during each fiscal year, at least two of which times shall be chosen by the said accountant without prior notice to the Corporations.

The Secretary and the President of the Corporations, and each of them, have been authorized and directed to certify to the Bank that resolutions incorporating the terms of this agreement, copies of which are attached, have been duly adopted, and do further certify the names and specimen signatures, copies of which are attached, of the officers of the Corporations designated above.

The Corporations undertake to notify the Bank of any change in the names and signatures of the officers of the Corporations designated above.

Your consideration for the above services shall be $500 per year paid in advance.

Nothing in this Safekeeping Agreement shall be construed to affect or restrict a security interest in or pledge of these securities and similar investments, if any, granted by other collateral documents.

If the above correctly states our understanding and agreement, would you kindly indicate your acceptance thereof by signing the name of the Bank, by its duly authorized officer, in the space provided below, and return a copy of this agreement to the Corporations.

Very truly yours,

MACC PRIVATE EQUITIES INC.		MORAMERICA CAPITAL CORPORATION

By:	/s/ David R. Schroder	By:	/s/ David R. Schroder
	David R. Schroder		David R. Schroder
	President		President

CEDAR RAPIDS BANK & TRUST

By:	/s/ Dana L. Nichols
Name: Dana L. Nichols
Title: Senior Vice President